As filed with the Securities and Exchange Commission on March 16, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IRIDIUM COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	26-1344998
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6707 Democracy Boulevard

Suite 300

Bethesda, MD 20817

(Address of principal executive offices) (Zip code)

2009 Iridium Communications Inc. Stock Incentive Plan

(Full title of the plan)

Matthew J. Desch

Director and Chief Executive Officer

Iridium Communications Inc.

6707 Democracy Boulevard

Suite 300

Bethesda, MD 20817

(Name and address of agent for service)

(301) 571-6200

(Telephone number, including area code, of agent for service)

Copies of all notices, orders and communication to:

John S. Brunette

Chief Legal and Administrative Officer and Secretary

Iridium Communications Inc.

6707 Democracy Boulevard

Suite 300

Bethesda, MD 20817

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.001 par value per share	8,000,000 shares	$8.46	$67,640,000	$4,822.73

(1)	In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the 2009 Iridium Communications Inc. Stock Incentive Plan (the “Plan”), as this amount may be adjusted as a result of stock splits, stock dividends and antidilution provisions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock reported on The Nasdaq Global Market on March 12, 2010. Pursuant to Rule 457(h)(2) under the Securities Act, there is no separate registration fee that is required to be paid with respect to the plan interests registered pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the 2009 Iridium Communications Inc. Stock Incentive Plan (the “Plan”) covered by this Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC by Iridium Communications Inc. (the “Company”) are hereby incorporated in this Registration Statement by reference:

(a)	Annual Report on Form 10-K of the Company for the year ended December 31, 2009 (filed on March 16, 2010);

(b)	Current Reports on Form 8-K filed on January 27, 2010 and February 16, 2010; and

(c)	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A12B filed on September 23, 2009, as amended on October 15, 2009, including any amendment or report filed for purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

John S. Brunette, whose legal opinion with respect to the securities registered hereunder is filed as Exhibit 5.1 hereto, is Chief Legal and Administrative Officer and Secretary of the Company and participates in the Plan and other benefit plans established by the Company.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

The Company’s restated certificate of incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

In addition, the Company has entered into indemnification agreements with each of its directors and officers and maintains liability insurance for its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9.	UNDERTAKINGS

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 16th day of March 2010.

IRIDIUM COMMUNICATIONS INC.

By:	/s/ Matthew J. Desch
Matthew J. Desch
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned executive officers and directors of Iridium Communications Inc. hereby constitutes and appoints each of Matthew J. Desch, John S. Brunette and Eric H. Morrison as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew J. Desch	Director and Chief Executive Officer	March 16, 2010
Matthew J. Desch	(Principal Executive Officer)

/s/ Eric H. Morrison	Chief Financial Officer	March 16, 2010
Eric H. Morrison	(Principal Financial Officer)

/s/ Cynthia C. Cann	Vice President and Controller, Iridium Satellite LLC	March 16, 2010
Cynthia C. Cann	(Principal Accounting Officer)

/s/ Robert H. Niehaus	Director and Chairman	March 16, 2010
Robert H. Niehaus

/s/ J. Darrel Barros	Director	March 16, 2010
J. Darrel Barros

/s/ Scott L. Bok	Director	March 16, 2010
Scott L. Bok

/s/ Thomas C. Canfield	Director	March 16, 2010
Thomas C. Canfield

/s/ Peter M. Dawkins	Director	March 16, 2010
Peter M. Dawkins

Signature	Title	Date

/s/ Alvin B. Krongard	Director	March 16, 2010
Alvin B. Krongard

/s/ Terry L. Jones	Director	March 16, 2010
Terry L. Jones

/s/ Steven B. Pfeiffer	Director	March 16, 2010
Steven B. Pfeiffer

/s/ Parker W. Rush	Director	March 16, 2010
Parker W. Rush

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on September 29, 2009

4.2	Amended and Restated Bylaws, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on September 29, 2009

4.3	Specimen Common Stock Certificate, incorporated herein by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-147722), which was declared effective on February 14, 2008

4.4	2009 Iridium Communications Inc. Stock Incentive Plan, incorporated herein by reference to the Registrant’s definitive proxy statement on Schedule 14A filed on August 28, 2009

5.1*	Opinion of John S. Brunette, with respect to legality of securities being registered hereunder

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm, with respect to the consolidated financial statements as of December 31, 2009 and 2008 of Iridium Communications Inc., the effectiveness of internal control over financial reporting of Iridium Communications Inc. as of December 31, 2009, and the consolidated financial statements of Iridium Holdings LLC (Predecessor of Iridium Communications Inc.) included in Iridium Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 16, 2009

23.2*	Consent of Eisner LLP, independent registered public accounting firm, with respect to the financial statements for the period ended December 31, 2007 of GHL Acquisition Corp.

23.3*	Consent of John S. Brunette (reference is made to Exhibit 5 filed herewith)

24.1*	Powers of Attorney (included as part of the signature page to this Registration Statement)

99.1	Form of Stock Option Award Agreement for use in connection with the 2009 Iridium Communications Inc. Stock Incentive Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on November 19, 2009

99.2	Form of Stock Appreciation Right Agreement for use in connection with the 2009 Iridium Communications Inc. Stock Incentive Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on November 19, 2009

99.3	Form of Restricted Stock Award Agreement for use in connection with the 2009 Iridium Communications Inc. Stock Incentive Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on November 19, 2009

99.4	Form of Stock Option Agreement for Non-Employee Directors for use in connection with the 2009 Iridium Communications Inc. Stock Incentive Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on December 22, 2009

99.5	Form of Restricted Stock Award Agreement for Non-Employee Directors for use in connection with the 2009 Iridium Communications Inc. Stock Incentive Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on December 22, 2009

99.6	Form of Restricted Stock Unit Agreement for Non-Employee Directors for use in connection with the 2009 Iridium Communications Inc. Stock Incentive Plan, incorporated herein by reference to the Registrant’s current report on Form 8-K filed on December 22, 2009

*	Filed herewith.